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Exhibit 23.0

Consent of Independent Certified Public Accountants

The Board of Directors
EFC Bancorp, Inc.:

    We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-68743) of EFC Bancorp, Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of EFC Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of EFC Bancorp, Inc.

                      /s/ KPMG LLP

Chicago, Illinois
March 19, 2001

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Consent of Independent Certified Public Accountants